SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BRIO SOFTWARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

BRIO SOFTWARE, INC.

4980 Great America Parkway

Santa Clara, California 95054

Notice of Annual Meeting of Stockholders

To Be Held August 20, 2003

To the Stockholders of Brio Software, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Brio Software, Inc., a Delaware corporation (the “Company”), will be held at Brio Software, Inc., located at 4980 Great America Parkway, Santa Clara, California 95054 on Wednesday, August 20, 2003, at 10:00 a.m., local time, for the following purposes:

1.    To elect three (3) Class I Directors of Brio to serve until the 2005 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2.    To approve an amendment to the 1998 Amended and Restated Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance by 2,000,000 shares to 6,120,578 shares;

3.    To approve an amendment to Brio’s Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock Brio is authorized to issue from 60,000,000 shares to 100,000,000 shares;

4.    To ratify the appointment of KPMG LLP as the independent public accountants of the Company for the fiscal year ending March 31, 2004; and

5.    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement, which is attached and made a part of this Notice.

The Board of Directors has fixed the close of business on Monday, June 30, 2003, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

Philip Strauss

Secretary

Santa Clara, California

July 23, 2003

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

BRIO SOFTWARE, INC.

4980 Great America Parkway

Santa Clara, California 95054

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Brio Software, Inc., a Delaware corporation (“Brio”), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Brio Software, Inc., located at 4980 Great America Parkway, Santa Clara, California 95054 on Wednesday, August 20, 2003, at 10:00 a.m., local time, and any adjournment or postponement thereof.

This Proxy Statement, the enclosed proxy card and Brio’s Annual Report to Stockholders for the fiscal year ended March 31, 2003, including financial statements, were first mailed to stockholders entitled to vote at the meeting on or about July 23, 2003.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Philip Strauss, Secretary of Brio, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

The close of business on Monday, June 30, 2003, has been fixed as the record date (the “Record Date”) for determining the holders of shares of “Common Stock” of Brio entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had approximately 37,952,356 shares of Common Stock outstanding, held by approximately 188 registered stockholders.

Voting and Solicitation

Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”). The Inspector will also determine whether or not a quorum is present. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present as required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Any proxy that is returned using the form of proxy enclosed and is not marked as to a particular item will be voted FOR the election of directors, FOR the amendment to the 1998 amended and restated Employee Stock Purchase Plan, FOR the amendment to the Amended and Restated Certificate of Incorporation, FOR the ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will not be considered as present with respect to that matter. Brio believes that the tabulation procedures to be followed by the Inspector are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

The solicitation of proxies will be conducted by mail and Brio will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of Brio’s Common Stock. Brio may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company currently has authorized six (6) directors. Under the terms of Brio’s Amended and Restated Certificate of Incorporation, Brio’s Board is divided into two classes: Class I, whose term will expire at the Annual Meeting to be held in 2003 and Class II, whose term will expire at the Annual Meeting to be held in 2004. Accordingly, only the Class I directors are standing for re-election at the Annual Meeting. Directors Kvamme, Mutch and Saliba have been designated as Class I directors and Directors Brennan, Edholm and von Simson have been designated as Class II directors.

Nominees

At the annual meeting, you will be asked to elect three (3) Class I Directors, each to serve until the next annual meeting at which elections of the class of directors to which such director belongs are held, or, in each case, until their respective successors are elected and qualified. Accordingly, the Class I Directors are elected to serve until the annual meeting of stockholders to be held in 2005. In the event any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the bylaws of Brio.

The names of the directors, their ages as of June 30, 2003, and certain other information about them are set forth below:

Name of Directors	Age	Principal Occupation	Director Since	Class
Craig D. Brennan	44	President and Chief Executive Officer and Director	2001	II

Yorgen H. Edholm	48	Chairman of the Board	1989	II

E. Floyd Kvamme	65	Director	1995	I	*

John Mutch	46	Director	2002	I	*

Edward Saliba	54	Director	2002	I	*

Ernest von Simson	65	Director	2000	II

*	Directors standing for election or re-election.

Craig D. Brennan joined Brio as its President and Chief Executive Officer and Director in January 2001. Prior to joining Brio, Mr. Brennan was a senior vice president Customer Relationship Management (CRM) at Oracle Corporation. Before that, he was a partner at Deloitte Consulting, where he built and managed the Global Siebel CRM Practice. Additional experience includes being a senior vice president of Marketing for BACG/Armature, a U.K. based Warburg Pincus software company. Mr. Brennan holds an M.B.A. in marketing and management policy from the Kellogg Graduate School of Management, Northwestern University and a B.A. in economics and political science from the University of Michigan.

Yorgen H. Edholm is a co-founder of Brio and has been a director since its inception. Prior to founding Brio, Mr. Edholm was a manager with the Management Consulting Division of Arthur Young & Company in New York (now Ernst & Young, LLP) where he co-founded the microcomputer-based Decision Support Systems Group. Before that, Mr. Edholm was a product manager with Industry Mathematics AB in Stockholm, Sweden. He currently serves on the Board of Directors at Accrue Software. Mr. Edholm holds a M.S. degree in Computer Science and Applied Mathematics from the School of Physical Engineering at the Royal Institute of Technology in Stockholm, Sweden and an M.B.A. degree in Organizational Behavior and International Economics from the Stockholm School of Economics in Stockholm, Sweden.

E. Floyd Kvamme has been a director of Brio since March 1995. He is currently also a director of Harmonic, Inc., National Semiconductor, Photon Dynamics, Inc., Power Integrations, as well as several private companies. He has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1984. In 1982 he became Executive Vice President of Sales and Marketing for Apple Computer. Previously, he held senior management positions at National Semiconductor. Since March 2001, he has served as co-chairman of the President’s Council of Advisors on Science and Technology. He holds two degrees in Electrical Engineering: a B.S. from the University of California and a M.S. from Syracuse University.

John Mutch has been a director of Brio since September 2002. As the former President and Chief Executive Officer of HNC Software, an enterprise analytics and decision management software, Mr. Mutch grew the company revenues by a CAGR of 40% during one of the most difficult market periods for the tech industry. Prior to his tenure with HNC, Mr. Mutch was the founder and General Partner of MVenture Holdings, Inc., a special-situation private equity fund that invested in public and private technology companies. Mr. Mutch spent December 1986 through June of 1994 at Microsoft Corporation holding a variety of sales and executive marketing positions in the time period when the company grew from $285 million to $5.5 billion in annual sales. Mr. Mutch’s last title at Microsoft was Director of Enterprise Marketing. Mr. Mutch is a Director of Overland Storage (Nasdaq: OVRL) and was appointed by the bankruptcy court as a Director of Peregrine Systems (Nasdaq: PRGN:PK) to help resolve their Chapter 11 proceedings. Mr. Mutch holds an M.B.A from University of Chicago and a B.S. degree in applied Economics from Cornell University.

Edward Saliba has been a director of Brio since December 2002. Mr. Saliba formerly spent twelve years with Sun Microsystems, serving in roles such as vice president of finance and operations, vice president of human resources. Prior to joining Sun, Mr. Saliba held senior financial positions at Wang Laboratories and Digital Equipment Corporation. Most recently, he was vice president of operations and chief of staff at iPlanet and as CFO for iScale. Mr. Saliba currently serves as a Director and Audit Committee Chairman at Electroglas, Inc. He holds an M.B.A from Babson College and a B.A. and a B.S. degree from Northeastern University.

Ernest von Simson has been a director of Brio since August 2000. He is a Senior Partner of Cassius Advisors. Previously, Mr. von Simson was co-founder of the Research Board. Before that, he was Research Director for a well-known international consulting firm and systems manager for a large financial services company. He serves on the Boards of Directors at AserA, eMPACT, Icarian, Kamoon, LinuxCare, Marketing Info and SquareSMS, as well as the Boards of Advisors for E.piphany and SAP Markets. Mr. von Simson is a Director of Arcsight, Kamoon, LinuxCare and IDEA. He holds a B.A. from Brown University and a M.B.A from New York University. His articles have been published by the Harvard Business Review, Fortune, Leaders, Computer World and elsewhere.

Meetings and Committees of the Board of Directors

During the fiscal year ended March 31, 2003, Brio’s Board held 14 meetings in addition to taking other actions by unanimous written consent in lieu of a meeting. No director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served during the period in which he was a director. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board will consider nominations from stockholders, which should be addressed to Philip Strauss, Secretary, at Brio’s address set forth above.

The following describes the members and charters of the committees of the Board as in effect at the time that this proxy statement was printed.

Committees of the Board of Directors	Primary Functions and Meetings of the Committees
Audit Committee*

Members**:	• Recommends selection and retention of independent auditors to Board
Edward Saliba, Chairman	• Reviews, with the independent auditors:
Floyd Kvamme John Mutch Ernest von Simson

[o]  the overall scope and procedures, as well as the results, of the annual audit

[o]  any written statements from the independent auditors concerning any relationships affecting their independence

[o]  overall internal controls of Brio

•   Assesses independence of independent auditors

•   Review of the financial reporting process

•   The Audit Committee met seven times during fiscal 2003

* Amended and Restated Charter adopted in April 2003
** All members are “independent” as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers

Compensation Committee

Members:	• Reviews the general compensation plans of Brio, including:
John Mutch, Chairman Floyd Kvamme Ernest von Simson

[o]  stock option, employee stock purchase and stock bonus plans

[o]  benefit programs

[o]  bonus plans

•   Determines specific compensation matters for the Chief Executive Officer and other executive officers, including:

[o] salaries
[o] bonuses
[o] stock options
[o] incentive compensation
• Performs other functions regarding compensation as the Board may delegate • The Compensation Committee met three times during fiscal 2003, coinciding with the meetings of the entire Board

Compensation of Directors

Each non-employee director of Brio receives an annual retainer of $10,000. For the fiscal year ended March 31, 2003, the aggregate amount of retainer fees paid to non-employee directors was $50,000. The members of the Board receive $500 for each regular Board meeting attended as well as reimbursement of their expenses incurred in accordance with Brio policy. Directors who are executive officers of Brio do not receive additional compensation for their service on the Board. Each non-employee director of Brio also receives stock option grants under Brio’s 1998 Directors’ Stock Option Plan (the “Directors’ Plan”), as amended, and Brio’s 1998 Stock Option Plan (the “1998 Plan”). A non-employee director is a director of Brio who is not otherwise an employee of Brio or its subsidiaries. Only non-employee directors are eligible to receive options under the Directors’ Plan.

Each non-employee director is automatically granted an option upon election to the Board to purchase 50,000 shares of Common Stock (the “Initial Grant”), of which 20,000 shares are granted out of the Directors’ Plan and 30,000 shares are granted out of the 1998 Plan. In addition, each non-employee director is automatically granted an annual option upon the next anniversary of his or her election to the Board to purchase 12,500 shares of Common Stock (“Subsequent Grant”), of which 5,000 shares are granted out of the Directors’ Plan and 7,500 shares are granted out of the 1998 Plan. The exercise price of all options granted to non-employee directors is equal to the fair market value of a share of Brio’s Common Stock on the date of grant of the options and all the options generally have a 10 year life from the date of grant. The Initial Grant becomes exercisable in installments of 25% of the total number of shares on each of the first, second, third and fourth anniversaries of the date of grant of the Initial Grant. Each Subsequent Grant becomes exercisable in full on the day before the first anniversary of the date of grant of such Subsequent Grant.

As of June 30, 2003, 105,000 options under the Directors Plan were outstanding at exercise prices ranging from $1.45 to $19.50 per share, with a weighted average exercise price of $5.04.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE 1998 AMENDED AND RESTATED EMPLOYEE

STOCK PURCHASE PLAN

At the Annual Meeting, you are being asked to approve an amendment to the 1998 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”).

Proposed Amendment

As of June 30, 2003, 4,120,578 shares of Common Stock are reserved for issuance under the Purchase Plan. You are being asked to approve an increase in the number of shares of Common Stock reserved for issuance under the plan by 2,000,000 shares. The proposed increase in the Purchase Plan represents approximately 5.3% of Brio’s outstanding Common Stock as of the Record Date. The Board approved this amendment in July 2003. The Board approved this amendment to ensure that Brio can continue to incent and grant purchase rights to its employees at levels determined appropriate by the Board.

Description of the Purchase Plan

The following is a summary of the principal features of the Purchase Plan, but is not intended to be an exhaustive description of all of the terms and provisions of the Purchase Plan. A copy of the Purchase Plan will be furnished to any stockholder upon written request to Brio’s Chief Financial Officer at Brio’s principal offices in Santa Clara, California.

The Purchase Plan was adopted by the Board in February 1998 and approved by Brio’s stockholders in April 1998. The Purchase Plan is administered by the Board. The Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Brio Common Stock will be granted, the provisions of each offering of such rights (which rights need not be identical), and whether employees of any subsidiary of Brio will be eligible to participate in the Purchase Plan.

The purpose of the Purchase Plan is to provide a means by which employees of Brio, and any subsidiary of Brio designated by the Board, may be given an opportunity to purchase Brio Common Stock through payroll deductions, to assist Brio in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for these persons to exert maximum efforts for the success of Brio.

The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code (the “Code”).

Because benefits under the Purchase Plan depend on employees’ voluntary elections to participate and the fair market value of Brio’s Common Stock at various future dates, it is not possible as of the date of this proxy statement to determine future benefits that will be received by executive officers and other employees under the Purchase Plan.

Offering Periods.    The Board implements the Purchase Plan by offerings of rights to all eligible employees from time to time for offering periods of six (6) months. A new offering begins on each May 1st and November 1st. Rights granted under the Purchase Plan are not transferable, except by will or the laws of descent and distribution, and may be exercised only by the person to whom the rights are granted or by a beneficiary designated by the person to whom the rights are granted.

In addition, if the terms of an offering would, as a result of a change to applicable accounting standards, generate a charge to earnings for Brio, that offering will terminate effective as of the day before the date the change to accounting standards would otherwise first apply to the offering, and that date will be the final purchase date for that offering. A new offering will start on a date and on the terms as may be provided by the Board.

Eligibility.    Any person who is customarily employed at least twenty (20) hours per week and five (5) months per calendar year by Brio, or one of its subsidiaries designated by the Board, is eligible to participate in that offering on the first day of an offering if the employee was employed by Brio, or one of its subsidiaries designated by the Board, as of the day before the first day of the offering. The majority of Brio’s employees, including Brio’s six (6) executive officers, are eligible to participate in the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan.

No employee may accrue the right to purchase shares under the Purchase Plan at a rate that exceeds $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such right is granted) for each calendar year in which such right is outstanding at any time.

In addition, rights granted in any offering under the Purchase Plan terminate immediately upon cessation of an employee’s employment for any reason, and Brio will distribute to a terminated employee all of his or her accumulated payroll deductions, without interest.

Participation in the Plan.    Eligible employees enroll in the Purchase Plan by delivering to Brio, before the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of an amount between 1% to 20% of the employees’ compensation (as defined for the offering and subject to the cap above) during the purchase period.

A participant may terminate payroll deductions and withdraw from a given offering by delivering to Brio a notice of withdrawal from the Purchase Plan. The participant may elect this withdrawal at any time up to five (5) business days prior to a purchase date. Upon an employee’s withdrawal from an offering, Brio will distribute to the employee his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of Common Stock on the employee’s behalf during such offering.

Purchase Price.    The purchase price at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (1) 85% of the fair market value of a share of Common Stock on the first day of the offering or (2) 85% of the fair market value of a share of Common Stock on the last day of the applicable purchase period.

Purchase of Stock.    A participant accumulates the purchase price of the shares by payroll deductions over the course of the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the Board has provided for that offering, however, no participant may effect more than one increase or decrease during a purchase period. Brio will credit all payroll deductions made for a participant to the participant’s account under the Purchase Plan and will deposit the payroll deductions with the general funds of Brio. A participant may not make additional payments into his or her account.

No participant may purchase more than 1,000 shares during each purchase period. If the total number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available for the offering, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price.

Duration, Amendment and Termination.    The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will terminate twenty (20) years from the effective date of the Purchase Plan.

The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders to the extent stockholder approval is necessary for the Purchase Plan to satisfy Section 423 of the Code. Currently, under the Code, stockholder approval must be obtained if the amendment would, among other things (1) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan or (2) modify the requirements relating to eligibility in the Purchase Plan.

Rights granted before any amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without the consent of the employee to whom such rights were granted.

Effect of Certain Corporate Events.    In the event of a dissolution, liquidation or specified type of merger of Brio, including consolidations and reverse mergers, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or, at the Board’s discretion, to shorten the offering period then in progress. If the Board shortens the offering period, the Board must notify the participants in writing at least ten (10) days prior to the new purchase date that the purchase date for his or her options has been changed and that his or her option will be exercised automatically on the new purchase date.

United States Federal Income Tax Information

The following is only a summary of the effect of federal income taxation upon the participant and Brio with respect to the grant and exercise of rights granted under the Purchase Plan, is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the Purchase Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in the Purchase Plan.

Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Common Stock under the Purchase Plan as if such amounts were actually received. Other than this, no income will be taxable to a participant as a result of participating in the Purchase Plan until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (2) the excess of the fair market value of the stock as of the beginning of the offering prior over the purchase price determined as of the beginning of the offering period. Any further gain or any loss will be taxed as a long-term capital gain or loss. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The deductibility of capital losses is limited.

If the stock is sold or disposed of before the expiration of either of the two holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on the purchase date. Any capital gain or loss will be short term or long term, depending on how long the stock has been held. As mentioned above, the deductibility of capital losses is limited, and thus a disposition of the stock, before the expiration of the one and two-year holding periods described above, for an amount less than the fair market value of the stock on the purchase date could result in ordinary income (and a tax liability) and a non-deductible capital loss.

There are no federal income tax consequences to Brio by reason of the grant of rights or purchase of shares under the Purchase Plan. Brio is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant, subject to the satisfaction of tax reporting obligations.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1998 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN, AS DESCRIBED ABOVE.

PROPOSAL NO. 3

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

To provide us with available shares to pursue future transactions, such as Proposal No. 2, on July 15, 2003, Brio’s Board adopted a resolution, subject to stockholder approval, to amend Brio’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 shares to 100,000,000 shares. Except for the possible satisfaction of Proposal No. 2, Brio has no current plans, arrangements, agreements or understandings for the issuance or use of the additional shares of Common Stock proposed to be authorized. If this proposal is approved by Brio’s stockholders, then the additional Common Stock will become part of the existing class of Common Stock, and the additional shares, when issued, will have the same rights and privileges as the shares of Common Stock that stockholders own.

The increase in the authorized Common Stock will not have any immediate effect on the rights of existing stockholders. The authorized shares of Common Stock in excess of those issued and outstanding or reserved for issuance under Brio’s equity compensation plans will be available for issuance at such times and for such corporate purposes as Brio’s Board may deem advisable without additional approval of the Common Stockholders, except as required by applicable law or the rules of the Nasdaq National Market. Upon issuance, such shares will have the same rights, preferences and privileges as the shares of Common Stock currently issued and outstanding. Holders of Common Stock have no preemptive rights.

Future issuances of Brio’s Common Stock could have the effect of diluting the voting rights of existing stockholders and could have the effect of diluting earnings per share and book value per share of existing stockholders. In addition, although Brio has no present intention to issue shares of Common Stock in the future in order to make acquisition of control of Brio more difficult, future issuances of Common Stock, with the exception of stock splits effected as dividends, could have that effect. For example, the acquisition of shares of Brio’s Common Stock by an entity in order to acquire control of Brio’s company might be discouraged through the public or private issuance of additional shares of Common Stock, since such issuance would dilute the stock ownership of the acquiring entity. Common Stock could also be issued to existing stockholders as a dividend or privately placed with purchasers that might side with Brio’s Board in opposing a takeover bid, thus discouraging such bid, even if such bid provides for a premium to the then current market price for shares of Brio’s Common

Stock and even if such bid is favored by a majority of Brio’s independent stockholders. Brio’s Board did not propose this amendment for the purpose of discouraging mergers, tender offers, proxy contests, or other changes in control of Brio.

If this proposal is approved by the stockholders, the additional shares of Common Stock will become authorized and issuable upon the filing of a Certificate of Amendment as required by the Delaware General Corporation Law, which Brio intends to file and record as promptly as practicable after the Annual Meeting. The Board may abandon or delay the Amendment at any time before or after the Annual Meeting and prior to the effective date of the Amendment if for any reason Brio’s Board deems it advisable to do so.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AS DESCRIBED ABOVE.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

On June 5, 2002, the Audit Committee of the Board of Directors of Brio recommended the dismissal of the Company’s former independent public accountants, Arthur Andersen LLP. The Board approved this recommendation effective June 7, 2002.

On July 8, 2002, the Company appointed the accounting firm of KPMG LLP as its independent auditors with respect to the audit of Brio’s consolidated financial statements for its fiscal year ending March 31, 2003. This appointment was recommended by the Audit Committee of the Company and approved by the Board. This appointment was ratified by Brio’s stockholders voting at Brio’s Annual Meeting of Stockholders for the fiscal year ended March 31, 2002.

In the event that ratification of this selection of independent public accountants is not approved by the majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of independent public accountants.

A representative from KPMG LLP is expected to be present at the Annual Meeting where he or she will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS BRIO’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2004.

The information contained in the Audit Committee report, the Compensation Committee report and the Stock Performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four independent directors and operates under the Amended and Restated Charter adopted by the Board in April 2003. As previously disclosed, on June 5, 2002, the Audit Committee of the Board of Directors of Brio recommended the dismissal of the Company’s former independent public accountants, Arthur Andersen LLP. The Company’s Board approved this recommendation effective June 7, 2002. During the prior two fiscal years and through the date of dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of such disagreements in connection with its reports. The reports of Arthur Andersen LLP on the financial statements of the Company for the prior two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. On July 8, 2002, the Company retained KPMG LLP as its independent auditors for the fiscal year ending March 31, 2003. The Company had not consulted with KPMG LLP during the prior two fiscal years regarding either (i) the application of accounting principles to a specified transaction or transactions, either completed or proposed, or (ii) the type of audit opinion KPMG LLP might render on the Company’s financial statements.

The Audit Committee reviews Brio’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Brio’s independent auditors are responsible for performing an audit in conformity with generally accepted auditing standards and reporting on the conformity of Brio’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and Brio’s independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1, (Independence Discussions with Audit Committee) and discussed with them their independence from Brio and its management. The Audit Committee has also considered whether the independent auditors’ provision of other non-audit services to Brio is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to Brio’s Board, and the Board approved, the inclusion of the audited financial statements in Brio’s Annual Report on Form 10-K for the year ended March 31, 2003, for filing with the SEC.

Audit Committee:

Edward Saliba, Chairman

John Mutch

E. Floyd Kvamme

Ernest von Simson

FEES BILLED TO COMPANY BY KPMG LLP AND ARTHUR ANDERSEN LLP

DURING FISCAL 2003 AND 2002

The following represents fees for professional audit services rendered by KPMG LLP for the audit of Brio’s annual financial statements for the year ended March 31, 2003 and those of Arthur Anderson LLP for the year ended March 31, 2002, and fees billed for other services rendered by KPMG LLP during fiscal 2003 and those of Arthur Andersen LLP during fiscal 2002.

Audit and Audit-Related Fees:    Audit and audit-related fees billed to Brio by KPMG LLP during fiscal 2003 for the review of Brio’s annual financial statements and those financial statements included in its quarterly reports on Form 10-Q totaled $375,000. Audit and audit-related fees billed to Brio by Arthur Andersen LLP during fiscal 2002 for the review of Brio’s annual financial statements and those financial statements included in its quarterly reports on Form 10-Q totaled $220,000.

Tax Fees:    Tax fees billed to Brio by KPMG LLP during fiscal 2003 for domestic and international tax advisory, tax compliance services and transfer pricing totaled $182,000. Tax fees billed to Brio by Arthur Andersen LLP during fiscal 2002 for domestic and international tax advisory, tax compliance services and transfer pricing totaled $125,000.

All Other Fees:    The aggregate of “All Other Fees” billed to Brio by KPMG LLP during fiscal 2003 for non-audit services was zero. The aggregate of “All Other Fees” billed to Brio by Arthur Andersen LLP during fiscal 2002 for non-audit services totaled $596,000. This figure includes fees billed for Brio’s customer relationship management systems implementation, international statutory reporting requirements and consultation regarding Brio’s public investment in private entity transaction.

KPMG LLP billed no fees to Brio during fiscal 2002.

The Audit Committee has determined that the fees for services rendered were compatible with maintaining KPMG LLP’s independence from Brio.

BRIO COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information that has been provided to Brio with respect to beneficial ownership of shares of Brio’s Common Stock as of June 30, 2003:

•	each person who is known by Brio to own beneficially more than five (5) percent of the outstanding shares of Common Stock;

•	each director of Brio;

•	Brio’s Chief Executive Officer and Brio’s four most highly compensated executive officers; and

•	all directors and executive officers of Brio as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days as of June 30, 2003. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Percentages marked with an asterisk (*) represent less than one (1) percent ownership.

	Shares of Common Stock Beneficially Owned
Officers, Directors and Principal Stockholders	Number	Percent
KOPP Investment Advisors Inc. 7701 France Ave. South Edina, MN 55435	7,872,236	20.7%
Yorgen H. Edholm and Katherine Glassey(1)	4,409,996	11.6%
Special Situations Fund 153 E. 53rd St. New York, NY 10022	4,328,250	11.4%
WS Capital Management LP 300 Crescent Ct. Dallas, TX 75201	2,302,840	6.1%
Craig D. Brennan	1,874,512	4.9%
E. Floyd Kvamme(2) Kleiner Perkins Caufield & Byers 2750 Sand Hill Road, Suite 250 Menlo Park, CA 94025	1,779,165	4.7%
Craig Collins	278,125	*
James Guthrie	229,800	*
Brian Gentile	161,349	*
Ernest von Simson	25,000	*
Todd Davis(3)	11,018	*
All Directors and Officers as a group (4 directors and 5 officers)	8,873,757	23.4%

(1)	The entry in this table for Yorgen Edholm and Katherine Glassey include 2,500,000 shares held by the Edholm Family Limited Partnership and 1,830,012 shares held by Edholm Family Trust. The entries also include an aggregate of 79,984 shares held in trusts for the children of which Mr. Edholm and Ms. Glassey are trustees and have voting power.

(2)	The entry in this table for Director Kvamme includes shares held by Kleiner Perkins Caufield & Byers (KPCB) and consists of 1,503,841 shares held by KPCB VII, 19,418 shares held by KPCB Information Sciences Zaibatsu Fund II, and 255,906 shares held by Mr. Kvamme. Mr. Kvamme is a director of Brio and general partner of KPCB VII Associates and KPCB Information Sciences Zaibatsu Fund II. Mr. Kvamme disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)	Mr. Davis resigned in April 2003.

Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to Brio’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by that stockholder. Applicable percentage of ownership for each stockholder is based on 37,952,356 shares of Common Stock outstanding as of June 30, 2003, with applicable options for the stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2003. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

Unless otherwise indicated, the address of each of the individuals named above is: c/o Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is a report of the Compensation Committee of the Board of Directors (the “Committee”) describing the compensation policies applicable to Brio’s executive officers during the fiscal year ended March 31, 2003. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of Brio, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Policy

Under the supervision of the Board, Brio’s compensation policy is designed to attract and retain qualified key executives critical to Brio’s growth and long-term success. It is the objective of the Board to have a portion of each executive’s compensation contingent upon Brio’s performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (1) base salary, which reflects individual performance and expertise, (2) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board establishes from time to time for Brio and (3) long-term stock-based incentive awards, which are designed to strengthen the mutuality of interests between the executive officers and Brio’s stockholders.

A more detailed description of the factors that the Board considers in establishing the components of base, bonus and long-term incentive compensation for executives’ compensation packages is included below.

Base Salary

The level of base salary of executive officers is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with Brio for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is set each year to take into account the individual’s performance and to maintain a competitive salary structure.

Bonus Programs

Bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and Brio’s success in achieving specific company-wide goals, such as customer satisfaction, revenue growth, earnings growth, expense control and new product introductions.

Long-Term Incentive Compensation

Long-term incentive compensation is granted to executives officers in the form of stock options and stock bonus awards designed to give the recipient a significant equity stake in Brio and thereby closely align his or her interests with those of Brio’s stockholders. Factors considered in making such awards include the individual’s position in Brio, his or her performance and responsibilities, and industry practices. Long-term incentives granted in prior years and existing level of stock ownership are also taken into consideration. Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share (generally the fair market value on the date of grant) over a specified period of time (generally up to 10 years). Brio is committed to its equity compensation programs and believes that these programs are important to its ability to attract, retain and motivate executive officers.

Special Compensation Programs

Fiscal 2002 Stock Bonus Program.    As previously disclosed, during the year ending March 31, 2002, the Company implemented a stock bonus program, which was completed during the year ended March 31, 2003. To conserve cash until Brio could raise additional equity financing and to help achieve cash flow positive results of operations for fiscal 2002, Brio temporarily reduced the salaries of all North American and some international employees during November and December 2001. To balance the impact on employees of the salary reduction, and to incent Brio employees to remain with Brio, Brio implemented a stock bonus program (the “Program”) in November 2001. Under the Program, if Brio achieved cash flow positive results of operations for the quarter ended December 31, 2001, employees who remained with Brio on various dates through July 2002, as set forth in the Program, would receive a fixed dollar bonus, payable at the discretion of Brio’s Board in either cash or shares of Common Stock. For amounts payable under the Program paid in Common Stock, the number of shares issued was determined by the total value of the bonus divided by the market value of the stock on the applicable date of issuance. Brio achieved cash flow positive results of operations for the quarter ended December 31, 2001, and recorded an expense of $1.1 million for the bonus during fiscal 2002. The bonus was paid in three installments in January, April, and July 2002 by the issuance of 95,420, 68,424 and 128,133 shares of Common Stock, respectively. The total amount of bonuses issued as stock, net of income taxes, was $618,000.

Fiscal 2003 Stock Option Exchange Program.    In November 2002, Brio announced a voluntary stock option exchange program under which eligible employees were given the opportunity to elect to cancel outstanding stock options held by them in exchange for an equal number of new options to be granted at a future date. These elections needed to be made on or before December 16, 2002 and were to include all options granted to the eligible employee before August 2, 2000 as well as all options granted to the eligible employee after May 13, 2002. A total of 163 employees elected to participate in the exchange program. Those 163 employees tendered a total of 960,906 options to purchase Brio’s Common Stock in return for Brio’s promise to grant new options on the grant date of June 18, 2003 or thereafter. The exercise price of the new options was equal to the fair market value of Brio’s Common Stock on the date of grant. The exchange program was not made available to Brio’s executives, directors or consultants. On June 18, 2003, a total of 863,017 options were granted to 151 employees at an exercise price of $2.45.

Compensation of the Chief Executive Officer

Craig D. Brennan has served as Brio’s President and Chief Executive Officer since January 2001. His annualized base salary is $350,000 and his annual bonus is $200,000. Mr. Brennan did not receive any bonus payments during fiscal 2003. The Compensation Committee determined Mr. Brennan’s base salary and bonus by evaluating a number of factors including prevalent salary studies such as the Radford Survey and competitive market compensation levels of CEOs of comparably sized software companies.

Deductibility of Executive Compensation

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by Brio to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under Brio’s 1998 Stock Option Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to Brio with respect to the compensation of its executive officers. It is the Committee’s policy to qualify, to the extent reasonable and practicable, its executive officers’ compensation for deductibility under applicable tax law. However, Brio may from time to time pay compensation to its executive officers that may not be deductible.

Compensation Committee:

John Mutch, Chairman

E. Floyd Kvamme

Ernest von Simson

Compensation Committee Interlocks and Insider Participation

None of the members of the Committee is currently or has been, at any time since the formation of Brio, an officer or employee of Brio. No executive officer of Brio serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving on Brio’s Board or Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation earned by:

•	the individual who served as Brio’s Chief Executive Officer during the fiscal year ended March 31, 2003;

•	the four other most highly compensated individuals who were serving as an executive officer as of March 31, 2003, the fiscal year-end; and

•	the compensation received by each of the individuals referenced above for Brio’s two preceding fiscal years. The bonus includes amounts earned with respect to the individual’s performance in the applicable fiscal year.

Summary Compensation Table

					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Securities Underlying Options
Craig Brennan President, Chief Executive Officer and Director	2003 2002 2001	350,000 350,000 63,660	— 150,000 50,000	(2)	— 2,851,376 2,851,376	(1)

Craig Collins Chief Financial Officer and Executive Vice President, Corporate Development	2003 2002 2001	305,000 70,455 —	— — —		— 550,000 —

Todd Davis (3) Executive Vice President, Worldwide Operations	2003 2002 2001	306,250 263,542 —	— 233,569 —	(2)	— 670,000 —	(1)

Brian Gentile Executive Vice President, and Chief Marketing Officer	2003 2002 2001	267,500 192,308 —	— 75,000 —	(2)	— 550,000 —	(1)

James Guthrie Executive Vice President, Product Development and Customer Support	2003 2002 2001	270,625 197,115 —	— 106,250 —	(2)	— 675,000 —	(1)

(1)	Includes options granted in connection with Brio’s option repricing program in fiscal 2002.

(2)	Includes stock granted in connection with Brio’s stock bonus program in fiscal 2002.

(3)	Mr. Davis resigned in April 2003.

OPTION GRANTS IN LAST FISCAL YEAR

No option grants were made to any executive officers during the fiscal year ended March 31, 2003.

FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information with respect to stock options exercised by the executive officers named in the Summary Compensation Table during the fiscal year ended March 31, 2003. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended March 31, 2003. As of March 31, 2003, none of the options held by the executive officers were “in-the-money” stock options, meaning there were no positive spread between the exercise price of a stock option and the market price of the shares subject to such option.

	Number of Securities Underlying Unexercised Options at March 31, 2003
Name	Exercisable	Unexercisable
Craig Brennan	1,544,495	1,306,881
Craig Collins	231,250	318,750
Todd Davis (1)	248,229	—
Brian Gentile	125,001	174,999
James Guthrie	155,626	194,374

(1)	Mr. Davis resigned in April 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreement with Mike Levine

On May 30, 2002, Brio entered into an employment agreement with Mike Levine (the “Levine Agreement”). The Levine Agreement provides, among other things, for Mr. Levine’s employment as Executive Vice President, Worldwide Sales at an initial salary of $275,000 per year. Under the Levine Agreement, Mr. Levine is also eligible to earn variable compensation of $175,000 per year. In addition, the Levine Agreement provided for a sign-on bonus of $25,000 and certain relocation benefits. The Levine Agreement also provided for the grant of a stock option to purchase 325,000 shares Brio’s Common Stock. The options were granted by the Board on June 3, 2002. The Levine Agreement also provides for an indemnification agreement entered into between Brio and Mr. Levine.

Under the Levine Agreement, if Brio terminates Mr. Levine’s employment without cause or Mr. Levine resigns for good reason anytime during his employment, Mr. Levine is entitled to six (6) months of his then-current base salary and reimbursement of medical coverage for himself and his dependents for six (6) months following the date of his termination. In addition, in the event that Mr. Levine is terminated within six (6) months prior to and twelve (12) months following a change in control, he is entitled to accelerated vesting of his option grant(s) of 50% of his then unvested shares.

Termination Agreement with Todd Davis

On April 1, 2003, Brio signed a termination agreement with Todd Davis (the “Davis Agreement”). Under the Davis Agreement, Brio is required to pay Mr. Davis severance in the amount of $275,000 to be paid ratably over a twelve (12) month period. In addition, the Davis Agreement provided for the acceleration of 86,250 options and the extension of the exercise period of all of his vested options through December 31, 2003.

Indemnification of Management

Brio has entered into indemnification agreements with its officers and directors containing provisions which may require Brio, among other things, to indemnify Brio’s officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Brio also intends to execute such agreements with its future directors and executive officers.

Brio believes that all of the transactions set forth above were in Brio’s best interests. As a matter of policy, the transactions were, and all future transactions between Brio and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested directors on the Board, and will be on terms no less favorable to Brio than could be obtained from unaffiliated third parties.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for Brio’s stock for the period from April 30, 1998 (the date on which Brio’s stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) the Nasdaq National Market Composite Index and (ii) the S&P Computer Software and Services Index. The graph assumes that $100 was invested on April 30, 1998, the date on which Brio completed the initial public offering of its Common Stock, in the Common Stock of Brio and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of Brio at a per share price of $11.00, the price to which such stock was first offered to the public by Brio on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

FOR NEXT ANNUAL MEETING

Proposals of stockholders intended to be included in Brio’s proxy statement for the 2004 Annual Meeting of Stockholders must be received by Philip Strauss, Secretary, Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054, no later than April 22, 2004. If the Company is not notified of a stockholder proposal within sixty (60) days prior to the one-year anniversary of this year’s Annual Meeting, then the proxies held by management of Brio provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Brio’s directors, executive officers and persons who own more than 10% of Brio’s Common Stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and changes in ownership of Brio’s Common Stock. Reporting Persons are required by SEC regulations to furnish Brio with copies of all Section 16(a) reports they file. To Brio’s knowledge, Brio believes that during its fiscal year ended March 31, 2003, all Reporting Persons complied with all applicable filing requirements.

STOCK OPTION PLAN INFORMATION

The following table provides the information about Brio’s Common Stock that may be issued upon the exercise of options and rights under all of Brio’s existing equity compensation plans as of March 31, 2003, including the 1992 Stock Option Plan, the 1998 Stock Option Plan, the 1998 Directors’ Stock Option Plan, the 1998 Employee Stock Purchase Plan, the SQRIBE 1995 Stock Option Plan, the 2000 Stock Option Plan, and the 2001 Stock Bonus Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options as of March 31, 2003 (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans as of March 31, 2003 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,375	(1)	$8.00	(1)	—	(1)
	4,978,504	(2)	$2.88	(2)	6,134,495	(2)
	105,000	(3)	$5.04	(3)	190,000	(3)
	—	(4)	$1.17	(4)	—	(4)
Equity compensation plans not approved by security holders	135,970	(5)	$3.27	(5)	—	(5)
	3,923,608	(6)	$2.26	(6)	2,025,574	(6)
	—	(7)	$3.50	(7)	2,643,191	(7)

Total	9,146,457		$2.65		10,993,260

(1)	Available for issuance under the 1992 Stock Option Plan.

(2)	Available for issuance under the 1998 Stock Option Plan. The 1998 Stock Option Plan includes an “evergreen” feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of the Brio’s fiscal years through April 1, 2003, equal to the lesser of 1,000,000 shares or 4% of Brio’s outstanding Common Stock on the last day of the immediately preceding fiscal year.

(3)	Available for issuance under the 1998 Directors’ Stock Option Plan.

(4)	Available for issuance under the 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan, designed to comply with Internal Revenue Code Section 423, includes an “evergreen” feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of Brio’s fiscal years through April 1, 2003, equal to the lesser of 600,000 shares or 2% of Brio’s outstanding Common Stock on the last day of the immediately preceding fiscal year. On November 1, 2002, Brio suspended the plan due to insufficient shares available for issuance. The plan resumed on May 1, 2003 following the automatic annual increase in the number of shares available under the plan.

(5)	Brio assumed options under the SQRIBE 1995 Stock Option Plan in connection with the acquisition in August 1999 of SQRIBE Technologies Corp. These options converted into options to acquire shares of Brio’s Common Stock on the transaction’s closing (as adjusted to reflect the terms of the merger). As of March 31, 2003, assumed options to purchase 135,970 shares of Common Stock, having a weighted average exercise price equal to $3.27 per share, held by former SQRIBE personnel are outstanding (which shares are included in the number above). Brio will not issue additional awards under the SQRIBE 1995 Stock Option Plan. Statistics regarding shares which were available but unissued are not included in the above table.

(6)	Available for issuance under the 2000 Stock Option Plan. A brief description of the material features of this plan is contained in Note 6 of the consolidated financial statements.

(7)	Available for issuance under the 2001 Stock Bonus Plan. A brief description of the material features of this plan is contained in Note 6 of the consolidated financial statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Proxy Statement incorporates certain documents of Brio by reference that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner, to whom this Proxy Statement is delivered, upon oral or written request, without charge, directed to Philip Strauss, Secretary of Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054, (408) 496-7400. In order to ensure timely delivery of the documents, such requests should be made by August 8, 2003.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Philip Strauss

Secretary

July 23, 2003

Santa Clara, California

BRIO SOFTWARE, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZBITC1

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

1.	Election of Directors,

Nominees:	(01) E. Floyd Kvamme, (02) John Mutch and (03) Edward Saliba

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominee(s) except as written above

		FOR	AGAINST	ABSTAIN

2.	Proposal to approve the amendment to the 1998 Amended and Restated Employee Stock Purchase Plan.	☐	☐	☐

3.	Proposal to approve the amendment to the Amended and Restated Certificate of Incorporation.	☐	☐	☐

4.	Proposal to ratify the appointment of KPMG LLP as the Independent Public Accountants of the Company for the fiscal year ending March 31, 2004.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

and, in their discretion, upon such other matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:

Signature:	Date:

DETACH HERE	ZBITC2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

BRIO SOFTWARE, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 20, 2003

The undersigned stockholder of Brio Software, Inc. a Delaware corporation, (“Brio”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 23, 2003, and hereby appoints Craig Collins and Danielle Murcray proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of Brio Software, Inc. to be held at Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054 on Wednesday, August 20, 2003 at 10:00 a.m., and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE